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                                                                     EXHIBIT (e)


                      FIRST AMENDMENT TO RIGHTS AGREEMENT


         This AMENDMENT (this "Amendment"), dated as of February 2, 1995, among Club Car, Inc., a Delaware corporation (the "Company"), and Trust Company Bank (the "Rights Agent").


                                    RECITALS

         A. The Company and the Rights Agent are parties to a Rights Agreement (the "Rights Agreement") dated as of September 24, 1993.

         B. The Company desires to enter into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Clark Equipment Company, a Delaware corporation ("Clark"), and Clark Acquisition Sub, Inc., a Delaware corporation ("Sub"), pursuant to which Sub will be merged into the Company (the "Merger") and the shares of outstanding common stock of the Company will be converted into the right to receive $25 per share in cash.

         C. Terms used herein and not otherwise defined shall have the meaning given to them in the Rights Agreement.

         NOW, THEREFORE, for and in consideration of the premises and covenants set forth herein, the parties hereto agree as follows:

         1. Exemption of Transactions. Neither the (i) execution, delivery and performance of the Merger Agreement and the Tender Agreement (as defined in the Merger Agreement), (ii) commencement of the Offer (as defined in the Merger Agreement) nor (iii) acceptance of and payment for Common Shares by Clark or Sub or any of its subsidiaries in accordance with the terms of the Merger Agreement shall (A) trigger the exercisability of the Rights, (B) cause the separation of the Rights from the certificates representing Common Shares to which they are attached, (C) cause the occurrence of a Distribution Date or a Shares Acquisition Date or (D) cause Clark, Sub or any of Clark's subsidiaries or affiliates to be deemed an Acquiring Person.

         2. No Further Amendment. Except as hereby amended, the Rights Agreement shall remain in full force and effect.

         3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.
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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                       CLUB CAR, INC.


                                       By: /s/ A. Montague Miller
                                           ------------------------------------
                                           Title: President, Chief Operating
                                                  Officer and Secretary
                                                  --------------------------


                                       TRUST COMPANY BANK


                                       By: /s/ Thomas J. Donaldson
                                           ------------------------------------
                                           Title: Group Vice President
                                                  -----------------------------